Exhibit 99.1

Montpelier Re Announces New CFO Appointment and New Underwriting
Positions

    HAMILTON, Bermuda--(BUSINESS WIRE)--Sept. 9, 2004--Montpelier Re Holdings Ltd. (NYSE - MRH) today announced that Kernan ("Kip") Oberting has been appointed Chief Financial Officer and an Executive Vice President of the Company and of Montpelier Reinsurance Ltd. with effect from October 1st 2004 upon the planned retirement of current CFO, Tom Kemp, who will remain on the Board of the Company as a Class A director until the expiry of his current term of office. Tom Kemp will also remain Vice President of the Company, available to management for consultation on special projects from time to time as may be requested.
    Montpelier Reinsurance Ltd. also announced the promotion of David Sinnott to the new post of Chief US Treaty Underwriter and Senior Vice President, and the appointments of John Bassett as Chief Retro Underwriter and Senior Vice President, Jon Hughes as Terrorism Underwriter and Vice President, and Richard Slater as International Treaty Underwriter and Vice President.
    Anthony Taylor, Chairman, President and Chief Executive Officer said, "The Company is deeply indebted to Tom Kemp for steering us so ably through our formation and IPO. I am delighted that he is remaining on the Board and that we will continue to benefit from his wise counsel. Kip is immensely talented, has a thorough knowledge of both our industry and capital markets and will be a wonderful addition to the close team we have here at Montpelier Re."
    Of the new underwriting appointments, Russell Fletcher, Chief Underwriting Officer, said, "David has been a source of great strength to us since he joined in 2002 and richly deserves his promotion. Although he will be focusing on the US Treaty book going forward, he will retain an oversight role on the International side. In John, Jon and Richard, we are delighted to have been able to attract three highly experienced underwriters, each with a truly excellent pedigree. Their appointments complete the line up of our underwriting team for the forthcoming renewal season, placing us in a great position to maximize the opportunities we see."

    Additional Information:

    Kip Oberting joins the Company from White Mountains Capital, where he was Managing Director. Mr. Oberting was previously a Vice President of OneBeacon Insurance Group and of White Mountains Insurance Group. He began his career as a financial analyst with Stern Stewart & Co and was a convertible bond trader at CSFB before joining White Mountains in 1995, where he gained extensive experience of the M&A, investment banking, capital management and investment aspects of the insurance and reinsurance industry.
    David Sinnott joined Montpelier Reinsurance Ltd. as Chief International Underwriter and Senior Vice President in 2002. Mr. Sinnott has 18 years of reinsurance underwriting, risk management and capital markets experience. Previously, Mr. Sinnott was underwriter with Partner Reinsurance responsible for U.S. and international treaty reinsurance, and earlier was an international property catastrophe underwriter at Tempest Reinsurance. He began his reinsurance career in 1983 at General Reinsurance in the property facultative department in New York. He will continue to report to Russell Fletcher, Chief Underwriting Officer.
    John Bassett will be responsible for Property Retrocession and Property Reinsurance business emanating out of London, and will report to Russell Fletcher. Prior to joining the Montpelier Reinsurance Ltd., Mr. Bassett was the Guy Carpenter (UK) Ltd. representative in Bermuda. Earlier, Mr. Bassett worked for Guy Carpenter within the London Market and Retrocession Division in the United Kingdom. Mr. Bassett began his career at R. Hampton & Others, Syndicate 179, at Lloyd's and was also director at Winchester Bowring, the specialist division of C.T. Bowring (now part of Guy Carpenter), for LMX business.
    Jon Hughes will be responsible for managing and underwriting International Terrorism business in both the direct and reinsurance arenas, and will report to Russell Fletcher. Mr. Hughes has 12 years' experience in the London insurance market and, prior to joining Montpelier Reinsurance Ltd., was an Executive Director at Willis Global Markets managing their international terrorism placing team. Earlier, Mr. Hughes was an underwriter for American International Group and ACE Europe dealing with 'Special Products' business including Kidnap & Ransom, Product Recall and Sabotage & Terrorism.
    Richard Slater will be responsible for underwriting the International Property Treaty account alongside Mark Yeulett. Mr. Slater will report to Russell Fletcher. Prior to joining Montpelier Reinsurance Ltd, Richard worked for ACE Tempest Re in Bermuda as Vice President of the U.S. Property Catastrophe Account. Before transferring to Bermuda, he worked at ACE Tempest Re's London office (Lloyd's Syndicate 2488) as Underwriter of the International Property Catastrophe and Per Risk account. Mr. Slater began his career with Syndicate 219 (RAE) at Lloyd's.
    Montpelier Re Holdings Ltd., through its operating subsidiary Montpelier Reinsurance Ltd., is a premier provider of global property and casualty reinsurance and insurance products. Montpelier Reinsurance Ltd. is rated "A" (Excellent) by A.M. Best Company, "A3"
(Good) by Moody's Investor Service and "A-" (Strong) by Standard & Poors, and was founded in December 2001. During the 12 months ended December 31, 2003, Montpelier underwrote $809.7 million in gross premiums written. Shareholders' equity at December 31, 2003 was $1.7 billion. Additional information can be found in Montpelier's public filings with the Securities and Exchange Commission.

    Application of the Safe Harbor of the Private Securities
Litigation Reform Act of 1995:

    This press release contains, and Montpelier may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
    All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Montpelier's control that could cause actual results to differ materially from such statements. Important events that could cause the actual results to differ include, but are not necessarily limited to, market conditions affecting Montpelier's common share price; the requesting shareholders' ability to revoke the registration request; our short operating and trading history; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the impact of terrorist activities on the economy; competition in the reinsurance industry and rating agency policies and practices. For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Montpelier's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission. Montpelier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

    CONTACT: Montpelier Re Holdings Ltd.
             Media and Investor Relations:
             Keil Gunther, 441-297-9570